EXHIBIT 4.12

Dated as of February 24, 2013

NEXEN INC.

-and-

CIBC MELLON TRUST COMPANY

SIXTH SUPPLEMENTAL INDENTURE

to the

TRUST INDENTURE

Dated as of April 28, 1998

TABLE OF CONTENTS

1.	INTERPRETATIONS AND AMENDEMENTS		2

	1.1	Supplemental Indenture	2
	1.2	Definitions in Indenture	3
	1.3	Interpretation not Affected by Headings	3
	1.4	Number; Persons	3
	1.5	Other Provisions	3
	1.6	Reference to and Effect on the Indenture	3

2.	ASSUMPTION BY NEXEN AMALCO		3

	2.1	Covenants and Obligations	3

3.	CONFIRMATION		4

	3.1	Confirmation	4

4.	ACCEPTANCE OF TRUST BY TRUSTEE		4

	4.1	Acceptance of Trustee	4

5.	GENERAL		4

	5.1	Further Assurances	4
	5.2	No Novation	4
	5.3	Indenture Supplemental to Original Indenture	4
	5.4	Counterparts and Formal Date	4
	5.5	Severability	5

(i)

THIS SIXTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of February 24, 2013,

B E T W E E N:

Nexen Inc., a corporation incorporated under the Canada Business Corporations Act

(hereinafter referred to as “Nexen Amalco”)
OF THE FIRST PART
- and -

CIBC MELLON TRUST COMPANY, a trust corporation incorporated
under the laws of Canada

(hereinafter referred to as the “Trustee”)
OF THE SECOND PART

WITNESSETH THAT:

WHEREAS by a trust indenture (the “Original Indenture”) made as of April 28, 1998 between Nexen Inc. (formerly Canadian Occidental Petroleum Ltd.), a corporation incorporated under the Canada Business Corporations Act (“Nexen Canada”) and the Trustee, as supplemented and amended by a first supplemental indenture dated as of April 28, 1998, a second supplemental indenture dated as of February 4, 1999, a third supplemental indenture dated as of March 11, 2002, a fourth supplemental indenture dated as of November 20, 2003 and a fifth supplemental indenture dated as of March 10, 2005 (collectively, the “Supplemental Indentures”), provision was made for the issue, in one or more series, by Nexen Canada of Debt Securities of Nexen Canada in an unlimited aggregate principal amount;

AND WHEREAS Nexen Amalco was formed by the amalgamation of Nexen Canada and Nexen Petroleum International Inc. (the “Amalgamation”) on February 24, 2013 (the “Effective Date”);

AND WHEREAS Section 8.1(a)(ii) of the Original Indenture provides, in part, that Nexen Canada may amalgamate with another Person so long as the successor corporation shall expressly assume, by supplemental indenture executed by such successor corporation and delivered to the Trustee, Nexen Canada’s obligation for the due and punctual payment of the principal (and premium, if any, on) and interest on, and all other amounts (including, without limitation, Additional Amounts, if any, and sinking fund payments, if any) payable in respect of, the Debt Securities and due and punctual performance and observance of all other covenants and conditions contained in the Indenture and the Debt Securities on the part of Nexen Canada to be performed or observed (including, without limitation, the appointment of an agent for service of process in the United States of America);

AND WHEREAS for greater certainty and in accordance with Section 8.1 of the Original Indenture, the parties hereto have agreed to enter into this Supplemental Indenture to confirm that, as of the Effective Date, Nexen Amalco has assumed Nexen Canada’s obligation for the due and punctual payment of the principal (and premium, if any, on) and interest on, and all other amounts (including, without limitation, Additional Amounts, if any, and sinking fund payments, if any) payable in respect of, the Debt Securities and due and punctual performance and observance of all other covenants and conditions contained in the Indenture and the Debt Securities on the part of Nexen Canada to be performed or observed (including, without limitation, the appointment of an agent for service of process in the United States of America);

AND WHEREAS Section 10.1 of the Original Indenture provides that Nexen Canada and the Trustee may enter into a supplemental indenture without the consent of the Debt Security holders of any series to, among other things, evidence the succession of another person to, and the assumption by such person of the covenants and obligations of, Nexen Canada under the Indenture and the Debt Securities;

AND WHEREAS Nexen Amalco desires to enter into a Supplemental Indenture and has determined that this Supplemental Indenture complies with Section 10.1 and does not require the consent of the Debt Security holders of the Debt Securities of any series, and has furnished the Trustee with a Certificate of the Corporation and opinions of counsel in accordance with the requirements of Section 8.1 of the Original Indenture;

AND WHEREAS there existed no condition or event at the time of or immediately following the Amalgamation, as to either Nexen Canada or Nexen Amalco, which constituted or would with the passage of time or giving of notice or both constitute an Event of Default under the Indenture;

AND WHEREAS all necessary acts and proceedings have been done and taken and all necessary resolutions have been passed to authorize the execution and delivery of this Supplemental Indenture by Nexen Amalco and to make the same legal, valid and binding upon Nexen Amalco;

AND WHEREAS the foregoing recitals are made as representations and statements of fact by Nexen Amalco and not by the Trustee;

NOW THEREFORE THIS SUPPLEMENTAL INDENTURE WITNESSES that for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereto agree as follows:

1.	INTERPRETATIONS AND AMENDEMENTS

1.1	Supplemental Indenture

This “Supplemental Indenture”, “hereto”, “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this Supplemental Indenture and not to any particular Article,

Section or other portion hereof and include any and every instrument supplemental or ancillary hereto or in implementation hereof.

1.2	Definitions in Indenture

All terms contained in this Supplemental Indenture which are defined in the Indenture and not defined herein shall, for all purposes hereof, have the meanings given to such terms in the Indenture unless the context otherwise specifies or requires;

1.3	Interpretation not Affected by Headings

The division of this Supplemental Indenture into Articles and Sections, the provision of the table of contents hereto and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Supplemental Indenture.

1.4	Number; Persons

Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

1.5	Other Provisions

All other provisions of the Indenture, which have not been amended pursuant to the Supplemental Indenture shall remain unchanged and in full force and effect.

1.6	Reference to and Effect on the Indenture

On and after the date hereof, each reference in the Indenture and the Supplemental Indentures to “this Trust Indenture”, “this Indenture”, “hereto”, “hereunder” or words of like import, and each reference to the Indenture in any and all agreements, documents and instruments delivered by Nexen Amalco or the Trustee or any other person will mean and refer to the Indenture as supplemented hereby.

2.	ASSUMPTION BY NEXEN AMALCO

2.1	Covenants and Obligations

Nexen Amalco confirms and agrees that, as of the Effective Date and pursuant to the Amalgamation, it has assumed Nexen Canada’s obligation for the due and punctual payment of the principal (and premium, if any, on) and interest on, and all other amounts (including, without limitation, Additional Amounts, if any, and sinking fund payments, if any) payable in respect of, the Debt Securities and due and punctual performance and observance of all other covenants and conditions contained in the Indenture and the Debt Securities on the part of Nexen Canada to be performed or observed (including, without limitation, the appointment of an agent for service of process in the United States of America).

3.	CONFIRMATION

3.1	Confirmation

Nexen Amalco acknowledges and confirms that all of the terms and conditions contained in the Indenture as supplemented by this Supplemental Indenture are and will remain in full force and effect, unamended, in accordance with the provisions thereof on the same basis as if Nexen Amalco has been originally named as a party to the Indenture.

4.	ACCEPTANCE OF TRUST BY TRUSTEE

4.1	Acceptance of Trustee

The Trustee hereby accepts the trusts in this Supplemental Indenture declared and provided and agrees to perform the same upon the terms and conditions contained herein.

5.	GENERAL

5.1	Further Assurances

Each of the parties shall promptly execute and deliver, upon request by any other party, all such other and further agreements, instruments, certificates and other documents as may be reasonably requested by such party to give full effect to or to more fully carry out the provisions hereof.

5.2	No Novation

This Supplemental Indenture and the amendments contained herein are not intended to constitute, and shall not constitute, a novation or rescission of the Indenture or the Debt Securities, or the creation, issuance or assumption of new debt as a result of the implementation thereof.

5.3	Indenture Supplemental to Original Indenture

This Supplemental Indenture is supplemental to the Original Indenture and the Original Indenture and the Supplemental Indentures shall, from this date forward, be read in conjunction with this Supplemental Indenture.  The Original Indenture, the Supplemental Indentures and this Supplemental Indenture shall, from this date forward, have effect so far as practicable as if all provisions of the Original Indenture, the Supplemental Indentures and this Supplemental Indenture were contained in one instrument.

5.4	Counterparts and Formal Date

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date first written above.

5.5	Severability

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[The remainder of this page has been left blank intentionally. Signatures page follows.]

IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Supplemental Indenture on the date first written above.

NEXEN INC.

By:	/s/ Kevin J. Reinhart
Name: Kevin J. Reinhart
Title: Interim President and Chief Executive Officer

By:	/s/ Una Power
Name: Una Power
Title: Interim Chief Financial Officer and Senior Vice President, Corporate Planning and Business Development

CIBC MELLON TRUST COMPANY

By:	/s/ J. Steven Broude
Name: J. Steven Broude
Title: Vice President

By:
Name:
Title: